MARKET CENTRAL, INC.
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

ADOPTED BY THE BOARD OF DIRECTORS
ON SEPTEMBER 24, 2003

This Code of Ethics has been adopted by the Board of Directors of Market Central, Inc. (the “Company”) pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and related regulations adopted by the Securities and Exchange Commission. This Code of Ethics applies to the Chief Executive Officer, Chief Financial Officer and the principal accounting officer or controller (collectively the “Senior Financial Officers”) of the Company. Its purpose is to deter wrongdoing and to promote honest and ethical conduct and compliance with the law, particularly as relates to the maintenance of the Company’s financial records and the preparation of financial statements and reports filed with or submitted to the Securities and Exchange Commission (the “SEC”). The obligations of this Code of Ethics are in addition to and do not supplant the general Code of Business Conduct and Ethics applicable to all Company employees.

1.  Senior Financial Officers are expected to carry out their responsibilities honestly and with integrity, exercising at all times their best independent judgment. Confidential information acquired in the course of one’s duties shall not be used for personal advantage.

2.  Senior Financial Officers should avoid, to the extent possible, situations in which their own interests conflict, or may appear to conflict, with the interest of the Company. Conflicts of interest are sometimes unavoidable, however. In any case in which a Senior Financial Officer finds himself with an actual or apparent material conflict of interest, he must promptly disclose it to the Audit Committee which will review the transaction or relationship and determine how the situation should be resolved.

3.  Senior Financial Officers are responsible for assuring full, fair, accurate, timely and understandable disclosure of relevant financial and other information to shareholders and investors. In particular they are responsible for assuring that the Company complies with SEC rules governing disclosure of financial information and for assuring that press releases and other public communications are full, fair, accurate, understandable and timely made. Among other things, Senior Financial Officers shall:

3.1  Establish and maintain internal controls and procedures and disclosure controls and procedures designed to assure that financial information is recorded, processed and transmitted to those responsible for preparing periodic reports and other public communications containing financial information so that they are full, fair, accurate, understandable and timely.

3.2  Carefully review each periodic report for accuracy and completeness before it is filed with the SEC and carefully review each public communication containing financial information before it is released and promptly bring to the attention of their superiors or, if necessary, the Audit committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

3.3  Promptly disclose to the Audit Committee and the Company’s independent auditors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.  Senior Financial Officers shall comply at all times with applicable governmental laws, rules and regulations.

5.  Senior Financial Officers shall promptly bring to the attention of the Audit Committee or the full Board of Directors:

5.1  Any matters that could compromise the integrity of the Company’s financial reports,

5.2  Any disagreement with respect to any material accounting matter,

5.3  Any violation of this Code of Ethics, the Company’s general Code of Business Conduct and Ethics or of any law or regulation related to the Company’s business, operations or accounting or financial affairs,

5.4  Any actual or apparent conflicts of interest between personal and professional relationships involving management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls, and

5.5  Any information he or she may have concerning evidence of a material violation of the securities or other laws.

6.  The approval of the Audit Committee of the Board of Directors shall be required for any waiver or amendment of this Code of Ethics, and any such waiver or amendment shall be disclosed promptly by the filing of a Current Report on Form 8-K with the SEC in accordance with the instructions to that Form.

7.  Senior Financial Officers should recognize that a violation of the standards contained in this Code of Ethics will result in corrective action, including possible dismissal.